Exhibit 4-2




$500,000,000

REVOLVING CREDIT AGREEMENT

dated as of December 1, 1993

Between

GANNETT CO., INC.

and

CHEMICAL BANK, FIRST INTERSTATE BANK OF CALIFORNIA,
MARINE MIDLAND BANK, MORGAN GUARANTY TRUST COMPANY,
 J.P. MORGAN DELAWARE, NATIONSBANK OF NORTH CAROLINA, N.A.,
 TORONTO DOMINION (TEXAS), INC.,
THE FIRST NATIONAL BANK OF CHICAGO, BANK OF AMERICA, N.T. & S.A.,
BANK OF HAWAII, THE BANK OF NOVA SCOTIA, CRESTAR BANK,
NBD BANK, N.A., ROYAL BANK OF CANADA, SOCIETE GENERALE,
CITIBANK, N.A., CREDIT LYONNAIS CAYMAN ISLAND BRANCH, THE SANWA BANK, LIMITED, WACHOVIA BANK OF GEORGIA, N.A.,
CHASE MANHATTAN BANK, N.A., THE FIRST NATIONAL BANK OF MARYLAND,
THE FUJI BANK, LIMITED and THE NORTHERN TRUST COMPANY

TABLE OF CONTENTS




                                                       Page

SECTION  1:Definitions                                    1

SECTION  2:Facility Fee; Commitments                      6

SECTION  3:Revolving Credit - Domestic Borrowings
         and Eurodollar Borrowings                        8

SECTION  4:Change in Circumstances                       14

SECTION  5:Representations and Warranties of
         Gannett                                         17

SECTION  6:Representations, Warranties and Covenants of
         the Banks                                       19

SECTION  7:Conditions of Lending                         20

SECTION  8:Affirmative Covenants                         20

SECTION  9:Negative Covenants                            22

SECTION  10:Events of Default                            24

SECTION  11:Amendments                                   26

SECTION  12:Servicing Bank                               26

SECTION  13:Miscellaneous                                27

GANNETT CO., INC.
REVOLVING CREDIT AGREEMENT


 THIS REVOLVING CREDIT AGREEMENT is made as of December 1, 1993 between Gannett Co., Inc., a Delaware corporation ("Gannett"), and each of the banks that is or may become a party to this Agreement from time to time
(each called a "Bank" and collectively called the "Banks").

 The parties agree as follows:

 SECTION 1. Definitions. The following words and terms shall have the following meanings in this Agreement:

     "Advance" shall mean a Money Market Advance, a Competitive Bid Rate Advance, an Alternate Rate Advance or a Eurodollar Advance, as the case may be.

     "Agreement" shall mean this Revolving Credit Agreement, as amended from time to time.

     "Applicable Margin" shall mean, (i) with respect to Alternate Rate Advances and Competitive Bid Rate Advances, 0%, (ii) with respect to Eurodollar Advances, 16.5 Basis Points and (iii) with respect to Money Market Advances, 29 Basis Points.

     "Alternate Rate" means, with respect to an Alternate Rate
Advance an interest rate equal to the Prime Rate.

     "Alternate Rate Advance" shall mean any Revolving Credit Loan with respect to which interest is computed at the Alternate Rate.

     "Basis Point" means 1/100th of one percent.

     "Board" means the Board of Governors of the Federal Reserve
System, or any successor thereto.

     "Borrowing" shall mean the outstanding principal amount of any Revolving Credit Loans made to Gannett by any Bank or Banks in response to each borrowing notice delivered by Gannett pursuant to this Agreement. A Borrowing is referred to as a "Domestic Borrowing" if it is comprised of Revolving Credit Loans made pursuant to Section 3(b) or accepted by Gannett pursuant to Section 3(d) or a "Eurodollar Borrowing" if it is comprised of Revolving Credit Loans made pursuant to Section 3(c). A Competitive Bid Rate Borrowing may be either a Eurodollar Borrowing or a Domestic Borrowing depending on the type of interest rate at which such Competitive Bid Rate Borrowing is made.

     "Business Day" shall mean each Monday, Tuesday, Wednesday,
Thursday and Friday which is not a legal holiday for banks in the State of New York.

     "Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name on Schedule 1 hereto or in such lesser amount as shall be established from time to time pursuant to Sections 2(b) or 3(d) hereof, and subject to any adjustments resulting from Sections 3(f) or 13(i) hereof.

     "Competitive Bid Rate" means the rate of interest offered by a Bank in response to a Request for Offer and accepted by Gannett pursuant to Section 3(d).

     "Competitive Bid Rate Advance" shall mean any Revolving Credit
Loan with respect to which interest is computed at the Competitive Bid Rate.

     "Designated Banks" shall mean Morgan Guaranty Trust Company of
New York, The Toronto Dominion Bank and First Interstate Bank of California.

     "Effective Date" shall mean the date of this Agreement.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

          "Eurodollar Advance" shall mean any Revolving Credit Loan with respect to which interest is computed at the Eurodollar Rate.

          "Eurodollar Business Day" means any day on which commercial banks are open for domestic and international business (including dealings in dollar deposits) in London and New York City.

          "Eurodollar Interest Period" means, with respect to any Eurodollar Borrowing:

                (i) initially, the period commencing on the date of such Eurodollar Borrowing and ending one month, two months, three months or six months thereafter, as Gannett may elect; and

                (ii) thereafter, each period commencing on the last day of the immediately preceding Eurodollar Interest Period for such Loans and ending one month, two months, three months or six months thereafter, as Gannett may elect;

                provided that:


                    (A) any Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month in which case such Eurodollar Interest Period shall end on the immediately preceding Eurodollar Business Day;

                    (B) any Eurodollar Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Interest Period is to end shall, subject to clause (A) above, end on the last Eurodollar Business Day of such calendar month;

                    (C) if any Eurodollar Interest Period determined as set forth above would otherwise end after the Maturity Date of such Eurodollar Borrowing such Eurodollar Interest Period shall end on such Maturity Date.

          "Eurodollar Rate" means, with respect to Eurodollar Borrowings, the rate of interest in effect from time to time with respect to such Eurodollar Borrowings, as determined pursuant to Section 3(c)(iii).

          "Eurodollar Lending Office" means, as to each Bank, its office or branch located at its address set forth in Schedule 1 hereof or such other branch (or affiliate) of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Gannett and the Servicing Bank.

          "Event of Default" shall mean any of the Events of Default specified in Section 10(a) of this Agreement.

          "Expiration Date" shall mean November 30, 1994, or such earlier date as shall be specified in the request delivered by Gannett pursuant to
Section 2(c).

          "Facility Fee" shall have the meaning assigned to such term in
Section 2(a).

          "LIBOR Reserve Adjustment" means an adjustment to the London Interbank Offered Rate determined by dividing the London Interbank Offered Rate determined by the Reference Bank by a percentage equal to 100% minus the applicable Statutory Rate then in effect, determined by the Reference Bank.

          "London Interbank Offered Rate or LIBOR" shall mean the average of the rates per annum at which deposits in dollars are offered in immediately available funds to the Designated Banks in the London interbank market at approximately 11:00 A.M. (London time) two Eurodollar Business Days prior to the first day of the Eurodollar Interest Period to which such rate applies on amounts of $5,000,000 or more for a period of time comparable to such Eurodollar Interest Period and adjusted for by the LIBOR Reserve Adjustment applicable to the Reference Bank.

          "Material" or "Materially" when used to describe an adverse effect of an event on Gannett or its subsidiaries shall mean a condition, event or act which with the giving of notice or the lapse of time or both, will constitute an Event of Default.

          "Maturity Date" means, with respect to the loans comprising any Borrowing, the maturity date of such Borrowing specified by Gannett pursuant to Sections 3(b)(i), 3(c)(i) or 3(d) but in no event a date extending beyond the Expiration Date.

          "Money Market Rate" means, with respect to Money Market
Advances, the interest rate for a specified N.Y. Interest Period determined to be the sum of the Applicable Margin plus the rate of interest determined by the Reference Bank to be the average of prevailing secondary market morning bid rates in the U.S. at 9:00 A.M. (New York, New York time) (or as soon thereafter as practicable) on the first day of the N.Y. Interest Period of three New York certificate of deposit dealers of recognized standing for the purchase at face value from each Designated Bank of its certificates of deposit in an amount comparable to the unpaid principal amount of the Money Market Advances from such Designated Bank to which such N.Y. Interest
Period applies and having a maturity comparable to such N.Y. Interest Period, adjusted to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1% and further adjusted for by the Reserve and Assessment Adjustment applicable to the Reference Bank.

          "Money Market Advance" shall mean any Revolving Credit Loan with respect to which interest is computed at the Money Market Rate.

          "Net Property, Plant and Equipment" shall mean the amount under that heading on the consolidated balance sheet of Gannett and its Subsidiaries prepared in accordance with generally accepted accounting principles.

          "N.Y. Interest Period" means one or more successive periods, commencing the date of a Money Market Advance or Alternate Rate Advance and continuing until such Money Market Advance or Alternate Rate Advance is repaid or is converted to an Alternate Rate Advance, Money Market Advance, or Eurodollar Advance, with each successive period beginning the day after the last day of the immediately preceding period. The duration of each N.Y. Interest Period with respect to each Money Market Advance shall be 30, 60,
90 or 180 days, as Gannett shall, by notice delivered to the Servicing Bank no later than 10:00 A.M. (New York time) one Business Day prior to the first day of such N.Y. Interest Period, select, provided that (i) if Gannett fails to select the duration of any N.Y. Interest Period, the duration shall be 30 days, and (ii) whenever the last day of any N.Y. Interest Period falls on a date which is not a Business Day then the last day of such N.Y. Interest
Period shall be extended automatically to the next succeeding Business Day.
The N.Y. Interest Period with respect to each Alternate Rate Advance shall be the period specified by Gannett in the borrowing notice relating to such Alternate Rate Advance.

          "Prime Rate" means the fluctuating rate of interest as announced publicly in New York City from time to time by the Reference Bank as its prime rate.

          "Reference Bank" shall mean Morgan Guaranty Trust Company of
New York.

          "Request for Offer" shall have the meaning assigned to that term in Section 3(d).

          "Required Banks" shall mean the Banks which are the holders of at least 51% of the Commitments and, if there are any Borrowings then outstanding, the holders of 51% of the unpaid principal amount of the Borrowings then outstanding.

          "Reserve and Assessment Adjustment" means an adjustment to the certificate of deposit rate component of the Money Market Rate determined by (i) dividing the certificate of deposit rate determined by the Reference Bank (excluding the Applicable Margin) by a percentage equal to 100% minus the Statutory Rate then in effect, as determined by the Reference Bank, (ii) adding to the result determined pursuant to clause (i) the Assessment Rate for such Bank then in effect and adjusting the result to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%.

          For purposes of this definition, the "Statutory Rate" of the Reference Bank at any time is the percentage then specified by the Board for determining the reserve requirements for such Bank for domestic non-personal time deposits of $100,000 or more having a maturity equal to the maturity of the applicable N.Y. Interest Period or for determining the Eurodollar reserve requirements for such Bank in amounts of $5,000,000 or more for the Eurodollar Interest Period selected by Gannett. It shall be assumed that the Statutory Rate in each case on the Effective Date is 0%.
The Statutory Rate shall be adjusted automatically on and as of the effective date for any change in such rate specified by the Board. The "Assessment Rate" for the Reference Bank is the net annual assessment rate (rounded upward to the nearest 1/100 of 1%) actually paid by the Reference Bank to the Federal Deposit Insurance Corporation (or its successor) for insurance by such corporation (or such successor) of certificates of deposit made in dollars at the Reference Bank's domestic offices during the immediately preceding calendar year. The Assessment Rate for the period from the Effective Date through January 31, 1994 shall be 22.77 Basis Points. The Assessment Rate for any subsequent year shall be that rate in effect on February 1st of such year and shall remain in effect through January 31st of the immediately following year or such other period as may be publicly announced by the Federal Deposit Insurance Corporation (or any successor).

          "Revolving Credit Loan" shall have the meaning assigned to such term in Section 3(a).

               "Servicing Bank" shall mean Chase Manhattan Bank, N.A. (Rochester Division), so long as it shall act as Servicing Bank as provided in this Agreement, and thereafter any successor appointed as Servicing Bank as provided in Section 12 hereof.

               "Subsidiary" shall mean any corporation the majority of the shares of voting stock of which at any time outstanding is owned directly or indirectly by Gannett or by one or more of its other subsidiaries or by Gannett in conjunction with one or more of its other subsidiaries.

               "Total Shareholders' Equity" shall mean the amount appearing under that heading on the consolidated balance sheet of Gannett and its Subsidiaries, prepared in accordance with generally accepted accounting principles.

          SECTION 2.  Facility Fee; Commitment.

               2(a). Facility Fee. Gannett will pay to each Bank pro rata, as consideration for the Bank's Commitment hereunder, a facility fee (the "Facility Fee") consisting of:

                        (i) a fee calculated at the rate of 9 Basis Points per annum, computed pursuant to Section 3(g) from (and including) the Effective Date on the Bank's Commitment hereunder, payable quarterly on each June 1, September 1, December 1 and March 1, after the date hereof, commencing with the first payment due on March 1, 1994, and on (but excluding for purposes of calculating the Facility Fee) the Expiration Date, for the preceding period for which such Facility Fee has not been paid.

               2(b). Termination of Commitments. Gannett may from time to time terminate in whole or in part the unborrowed Commitments of the Banks hereunder by giving not less than two Business Days prior notice to such effect to the Servicing Bank. Any partial termination shall be in the aggregate amount of $100,000 or a multiple thereof. After each termination, the facility fee shall be calculated based upon the Commitment of the Banks as so reduced.


          2(c).       Extension of Commitments.  Gannett may, by written request to each of the Banks not less than 45 days prior to the Expiration Date, request that the term of this Agreement be extended for 364 days following the Expiration Date specified in such written request (the first day of such 364 day period being referred to herein as the "Renewal Date"). Each Bank shall advise Gannett by notice not later than 30 days after receipt of such notice from Gannett whether it agrees to such extension. If any Bank shall fail to so advise Gannett it shall be deemed to have declined such request, and Gannett shall be free to agree with any of the other Banks or any other institution in the business of providing financing to assume in whole or in part such Bank's obligations hereunder. Any extension hereunder shall become effective as of the Renewal Date with respect to each Bank that shall have agreed to such extension, provided that on or prior to the Renewal Date: (i) Gannett shall have delivered to each such Bank a certificate certifying that as of the date five days prior to the Renewal
Date: (A) no Event of Default shall have occurred and be continuing and (B) the representations and warranties made by Gannett in Section 5 hereof are true, correct and complete and have the same force and effect as if made on and as of the Renewal Date; and (ii) Gannett and each of the Banks agreeing to such extension shall have signed an extension agreement in the form of Exhibit A hereto, and the financing institutions, if any, to be made parties to this Agreement as of the Renewal Date shall have executed an agreement with Gannett to such effect in form and substance satisfactory to Gannett and such financing institution. On and after the Renewal Date, and upon the effectiveness of any such agreement between Gannett and such financing institution, such financing institution shall be deemed a Bank for all purposes under this Agreement.

          SECTION 3.        Revolving Credit - Domestic Borrowings
                             and Eurodollar Borrowings.

               3(a). Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank severally agrees to make one or more loans (each a "Revolving Credit Loan" and, collectively, the "Revolving Credit Loans") to Gannett, at any time and from time to time on or after the Effective Date to and excluding the Expiration Date, in an aggregate principal amount not exceeding at any one time outstanding the amounts set forth opposite each Bank's name on Schedule 1 hereto under the heading "Commitment Amount."

          Within such limits, Gannett may borrow, prepay under Section 3(e), and reborrow on and after the Effective Date to and excluding the Expiration Date. The first Borrowing hereunder shall not be less than $50,000,000 and each Borrowing thereafter shall be at least $1,000,000 or a multiple thereof. Such Borrowings may be used for any of Gannett's or its Subsidiaries' general corporate purposes, including but not limited to, general operating expenses, repurchases of securities, dividends, costs of construction, acquisitions, and refunding or purchase of its commercial paper issued or any other of Gannett's or its Subsidiaries' obligations or securities.

          Except as provided in Section 3(d) hereof, each Borrowing shall be made ratably from the Banks in accordance with their respective
Commitments; provided, however, that the failure of any Bank to make its Advance shall not relieve any other Bank of its obligations to lend.

               3(b).  Money Market and Alternate Rate Advances

                       (i) For each Money Market Advance and Alternate Rate Advance, Gannett shall deliver to the Servicing Bank notice at least one Business Day before such proposed Borrowing specifying the total amount of such Borrowing, whether it is to be comprised of Money Market Advances or Alternate Rate Advances, the applicable N.Y. Interest Period, the amount thereof which is to be loaned by each Bank, the date of such proposed Borrowing and the Maturity Date, which shall not be later than the Expiration Date. Upon its receipt of Gannett's notice, the Servicing Bank shall promptly notify each Bank by telecopy of the date of the proposed borrowing, the amount to be loaned by such Bank, whether it is to be a Money Market Advance or an Alternate Rate Advance, the N.Y. Interest Period and the Maturity Date, which shall be the last day of the N.Y. Interest Period. Thereafter, the Servicing Bank shall forward a xerographic copy of Gannett's notice to each other Bank. On the date specified in such notice and prior to 11:00 A.M. (New York, New York time), each Bank shall make its share of the Borrowing available in immediately available funds to Gannett at the principal office of the Servicing Bank.

                       (ii) Gannett will pay to each Bank on or, as set forth in
               Section 3(e), before the Maturity Date the principal amount of each Money Market or Alternate Rate Advance from such Bank incurred pursuant to this Agreement, and accrued and unpaid interest on the unpaid principal amount thereof from time to time outstanding payable on the last day of the N.Y. Interest Period at the Money Market Rate for Money Market Advances, and payable on the last day of the N.Y. Interest Period at the Alternate Rate for Alternate Rate Advances. Accrued and unpaid interest on a Money Market Advance for a N.Y. Interest Period of 180 days shall be due and payable on the 90th day succeeding such Domestic Borrowing and on the last day of the N.Y. Interest Period. Gannett shall have the right, at its sole option, provided that the conditions specified in Section 7(a) are satisfied as of that date, to extend the Maturity Date of such Borrowings by giving notice to the Servicing Bank one Business Day before such Maturity Date, specifying another Maturity Date, not later than the Expiration Date, whether the Borrowing is to be a Money Market Advance or an Alternate Rate Advance and the N.Y. Interest Period.

                     (iii) Gannett may at its option, subject to compliance with
               Section 3(e)(i), convert Alternate Rate Advances to Money Market Advances or, subject to compliance with Section 3(e)(ii), convert Money Market Advances to Alternate Rate Advances, by giving the Servicing Bank at least two Business Days prior notice meeting the requirements of Section 3(b)(i) hereof, and, in addition, specifying in such notice that, instead of a new borrowing, Gannett will convert an existing Alternate Rate Advance to a Money Market Advance or an existing Money Market Advance to an Alternate Rate Advance, as the case may be.

                       (iv)If on or before the date on which a Money Market Rate
               is to be determined hereunder, a Money Market Rate cannot be determined, the Servicing Bank shall forthwith give notice to Gannett and, unless Gannett and the Banks agree to alternative action, the Money Market Advance shall become an Alternate
               Rate Advance on the first day of the N.Y. Interest Period specified in Gannett's notice.

               3(c).   Eurodollar Borrowings.

                       (i) For each Eurodollar Borrowing Gannett shall deliver to the Servicing Bank at least three Eurodollar Business Days prior notice specifying (A) the total amount of such Borrowing;
               (B) the amount thereof which is to be loaned by each Bank; (C)the date of such proposed Borrowing which shall be a Eurodollar Business Day; (D) the Maturity Date of the Borrowing, which shall be the last Eurodollar Business Day of the Eurodollar Interest Period, and no later than the Expiration Date; and (E) the duration of the first Eurodollar Interest Period, which shall be either one month, two months, three months or six months. Upon receipt of such notice, the Servicing Bank shall promptly notify each Bank by telecopy of the contents thereof and of such Bank's ratable share of such Borrowing. Thereafter, the Servicing Bank shall forward a xerographic copy of Gannett's notice to each other Bank. Not later than 11:00 A.M. (New York, New York time) on the date so specified, each Bank shall make available its ratable share of such Borrowing, in immediately available funds to Gannett at the principal office of the Servicing Bank.

                       (ii) Gannett will pay to each Bank each Eurodollar Advance made by it on the date specified as its Maturity Date in the notice given by Gannett pursuant to Section 3(c)(i) with respect to such Borrowing. Gannett shall have the right, at its sole option, provided that the conditions specified in Section 7(a) are satisfied as of that date, to extend the Maturity Date of such Borrowings by giving notice to the Servicing Bank at least three Eurodollar Business Days before such Maturity
               Date, specifying another date ending one month, two months, three months or six months thereafter, but not later than the Expiration Date as the Maturity Date for such Borrowings.

                       (iii) Each Eurodollar Advance shall bear interest on the unpaid principal amount thereof from time to time outstanding and Gannett will pay accrued and unpaid interest for each applicable Eurodollar Interest Period on the last day of such Eurodollar Interest Period, at an interest rate equal to the sum of the Applicable Margin plus the applicable London
               Interbank Offered Rate; provided, however, that accrued and unpaid interest for a six-month Eurodollar Interest Period will be paid on the first three-month anniversary of that Eurodollar Borrowing and on the last day of such Eurodollar Interest
               Period.

                       (iv) Any overdue principal of the Eurodollar Borrowings shall bear interest payable on demand, for each day from the date payment thereof was due to the date of actual payment, at the "Eurodollar Overdue Interest Rate" determined as set forth below. The Eurodollar Overdue Interest Rate shall be calculated by the Servicing Bank, whose determination shall be conclusive absent manifest error, on a daily basis, and shall be a rate per annum equal to the sum of the Applicable Margin plus the interest rate per annum at which one day deposits in an amount equal to the aggregate sum of such overdue payments due the Banks are offered to the Reference Bank in the London interbank market for the applicable period determined as provided above.

                       (v) Subject to the provisions of the definition of Eurodollar Interest Period, Gannett shall have the option to elect a length of one month, two months, three months or six months for each Eurodollar Interest Period. Such option shall be exercised as provided in Section 3(c)(i) with respect to the first Eurodollar Interest Period applicable to the loans comprising each Eurodollar Borrowing and may be exercised as to each subsequent Eurodollar Interest Period applicable to such loans by giving notice to the Servicing Bank three Eurodollar Business Days prior to the first day of the relevant Eurodollar Interest Period. If no such notice is received by the Servicing Bank within the prescribed time, Gannett shall be deemed to have elected a Eurodollar Interest Period of three months.

               3(d).   Competitive Bid Rate Borrowings.  At any time and from
time to time Gannett may request that some or all of the Banks submit in writing to Gannett an offer to make a Revolving Credit Loan in the amount and for the duration specified in Gannett's request for offer ("Request for Offer"), at an interest rate not otherwise available under the terms of this Agreement to be specified by such Bank. Each Bank shall, on the Business Day following the date of receipt of such Request for Offer deliver a written offer to Gannett specifying an interest rate on the terms otherwise set forth in the Request for Offer. Any Bank that does not deliver an offer on the next Business Day shall be deemed to have declined to make an offer. To accept any such offer, Gannett shall send notice to such Bank and the Servicing Bank within three Business Days after the date on which all such Requests for Offer shall have been delivered by Gannett, specifying its acceptance of such offer, reconfirming the terms thereof, specifying the date such Borrowing is to be made and the Maturity Date. Each Revolving Credit Loan, together with all other Revolving Credit Loans made pursuant to any individual Request for Offer made by Gannett under this Section 3(d), shall be referred to as a "Competitive Bid Rate Borrowing". Except as specifically set forth in the Request for Offer relating thereto or otherwise agreed to by Gannett and the Bank or Banks making Advances comprising any such Competitive Bid Rate Borrowing, each Competitive Bid
Rate Borrowing shall be subject to this Agreement. Notwithstanding any Request for Offer by Gannett, no Bank may make a Competitive Bid Rate
Advance in excess of the then unused amount of its Commitment. For so long as any such Competitive Bid Rate Advance shall remain outstanding, each Bank's Commitment shall be deemed automatically reduced by the aggregate amount of any such Competitive Bid Rate Advance made by it for all purposes under this Agreement including, but not limited to, the obligation of such Bank to make additional Revolving Credit Loans and the right of such Bank to receive its pro rata portion of the Facility Fee.

               3(e).   Prepayment or Conversion.  Gannett may prepay or convert
Borrowings pursuant to this Section 3 as follows:

                       (i) Alternate Rate Advances may, upon one Business Day prior notice to the Servicing Bank, be prepaid or, upon two Business Days prior notice to the Servicing Bank, be converted to another type of Advance without premium or penalty in whole at any time or in part from time to time by paying or converting a principal amount of not less than $10,000,000 or a multiple thereof, and paying accrued interest thereon to the date of prepayment or conversion and each such prepayment or conversion shall be applied to prepay or convert the Alternate Rate Advances of the several Banks in proportion to their respective Advances; and

                       (ii) Money Market Advances and Eurodollar Advances may, upon two Business Days prior notice to the Servicing Bank, be prepaid or converted to another type of Borrowing in a principal amount of not less than $10,000,000 or a multiple thereof with accrued interest thereon to the date of prepayment or conversion, provided that in the event of any prepayment or conversion of Money Market Advances or Eurodollar Advances other than on the last day of a N.Y. Interest Period or Eurodollar Interest Period, Gannett shall reimburse each Bank on demand for the loss, if any, incurred by such Bank as a result of the timing of such prepayment or conversion by paying such Bank a premium (if there is an excess as determined herein) on the principal sum prepaid to such Bank, or converted, computed from the date of the prepayment or conversion to the last day of the N.Y. Interest Period or Eurodollar Interest Period at a rate per annum equal to the excess, if any, of (A) the applicable Eurodollar Rate or Money Market Rate over (B) the interest rate which such Bank is able to obtain for an Advance of the same type made on the day of such prepayment or conversion and maturing on the last day of the N.Y. Interest Period or Eurodollar Interest Period. A certificate as to the amount of such premium submitted to Gannett and the Servicing Bank by such Bank shall be conclusive and binding on Gannett in the absence of manifest error.

               3(f). Replacement of Commitments. If any Bank shall fail to make an Advance in accordance with its obligations hereunder, Gannett shall have the right to arrange that the Commitment of such Bank be taken over by any one or more of the Banks or another bank or banks; provided that each such bank shall sign and deliver an agreement, in suitable form, by which it will become a party hereto. Such action by Gannett shall not constitute a waiver or release of any right that it may have against the Bank that has failed to extend credit hereunder.

               3(g).   Computation of Fees and Interest.  Interest on Alternate
Rate Advances, Competitive Bid Rate Advances and the Facility Fee shall be computed on the basis of a year of 365 (or 366) days, including any time extended by reason of Saturdays, Sundays and holidays, and paid for the actual number of days for which due, including the date of the Advance or Commitment as the case may be, and excluding the date of repayment of principal. Interest on Money Market Advances and Eurodollar Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days for which due, including the first day of each N.Y. Interest Period or Eurodollar Interest Period to but excluding the last day thereof.

               3(h).   Payments.  All payments of principal or interest on the
Borrowings and the Facility Fee shall be made by Gannett when due in immediately available funds at the principal office of the Servicing Bank in lawful money of the United States of America.

               3(i). Gannett's Borrowing Notices. Each notice given by Gannett pursuant to Section 3 hereof concerning a Borrowing (including acceptance by Gannett of any offer by a Bank made pursuant to Section 3(d) hereof, but not including a Request for Offer), selection of an interest period or an extension of a Maturity Date, shall be executed by any two of the Chairman, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Assistant Controller or the Vice President/Treasury
Services of Gannett. The giving of each such notice by Gannett shall be deemed to be a representation and warranty by Gannett that the conditions specified in Section 7(a) are satisfied on and as of the date of such notice. Any notice of a proposed Borrowing may be withdrawn at any time prior to the date of Borrowing specified in such notice, provided that if a notice concerning a Borrowing at the Money Market Rate is withdrawn on the date of the proposed Borrowing or, in the case of a Eurodollar Borrowing, two
Eurodollar Business Days or less prior to the date of the proposed
Borrowing, Gannett will indemnify each Bank against any loss or expense incurred by such Bank in anticipation of the Borrowing, including, without limitation, any loss (excluding loss of anticipated profits) or expense incurred in the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Bank's share of the anticipated Borrowing.
A certificate as to the amount of such loss or expense submitted to Gannett and the Servicing Bank by such Bank shall be conclusive and binding on Gannett in the absence of manifest error.

               3(k).   Rate Quotations.  The Reference Bank agrees to use its
best efforts to furnish quotations of rates applicable to this Agreement to the Servicing Bank promptly upon request from time to time by the Servicing Bank, and the Servicing Bank shall give notice of such rates by 12:00 Noon (New York, New York time) to Gannett and the Banks.

               3(l).   Notice.  Any notice under this Section 3 after 12:00 noon
on a particular Business Day or Eurodollar Business Day constitutes notice on the morning of the next Business Day or Eurodollar Business Day, as the case may be.


          SECTION 4.   Change in Circumstances.

               4(a). Reduction in Rate of Return. If after the date hereof, any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Servicing Bank), Gannett shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Gannett shall not be liable in respect of any increased cost to, or reduced amount of any sum received or receivable by, any Bank pursuant to this Section 4(a) with respect to any interest or fees accrued by such Bank more than 15 days prior to the date of the notice required by the first sentence of Section
4(c), regardless of when such interest or fees are payable.

               4(b). Increased Cost. If after the date hereof, the adoption of any applicable law, rule or regulation or any change therein or change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Bank (or its Eurodollar Lending office) with any request or directive of any such authority, central bank or comparable agency (whether or not having the force of law):

                       (i) shall subject any Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to a Money Market Advance or a Eurodollar Advance or its obligation to make Money Market Advances or Eurodollar Advances available, or shall change the basis of taxation of payments to any Bank
              (or its Eurodollar Lending office) of the principal of or interest on its Money Market Advances or Eurodollar Advances or any other amounts due under this Agreement in respect of its Money Market Advances or Eurodollar Advances or its obligation to make Money Market Advances or Eurodollar Advances (except for changes in the rate of tax on the overall net income of a Bank or its Eurodollar Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar
              Lending Office is located); or

                      (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding (A) with respect to any Money Market Advance any such requirement included in an applicable domestic reserve percentage and (B) with respect to any Eurodollar Advance, any such requirement included in an applicable Eurodollar reserve percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Eurodollar Lending Office) or shall impose on any Bank (or its Eurodollar Lending Office) or on the United States market for certificates of deposit or the London Interbank market any other condition affecting its Money Market Advances, its Eurodollar Advances or its obligation to make Money Market Advances or Eurodollar Advances available;

and the result of any of the foregoing is to increase the cost to the Bank (or its Eurodollar Lending Office) of making or maintaining its Money Market Advances or its Eurodollar Advances, or its obligation to make Money Market Advances or Eurodollar Advances, or to reduce the amount of any sum received or receivable by any Bank (or its Eurodollar Lending Office) under this Agreement, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Servicing Bank), Gannett agrees to pay for the account of such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Gannett shall not be liable in respect of any such increased costs to, or reduced amount of any sum received or receivable by, any Bank pursuant to this Section 4(b) with respect to any interest or fees accrued by such Bank more than 15 days prior to the date of the notice required by the first sentence of Section 4(c) regardless of when such interest or fees are payable.

               4(c).   Notice.  Each Bank will promptly notify Gannett and the
Servicing Bank of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to
Section 4(a) or 4(b) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank or in the reasonable judgment of Gannett be disadvantageous to Gannett. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

               4(d).   Basis for Determining Interest Rate Inadequate or Unfair.
If before the beginning of any Eurodollar Interest Period:

                       (i) The Servicing Bank is advised by the Reference Bank that, by reason of circumstances affecting the London Interbank market generally, deposits in dollars (in the applicable amounts) are not being offered to the Reference Bank in the London interbank market for such Eurodollar Interest Period, or

                       (ii) Banks that have made Revolving Credit Loans representing at least 51% in the aggregate of the unpaid principal amount of all Eurodollar Borrowings then outstanding (or the Commitments, if no Eurodollar Borrowings are then outstanding) advise the Servicing Bank that the London Interbank Offered Rate as determined by the Servicing Bank will not adequately and fairly reflect the cost to such Banks of maintaining or funding, for such Eurodollar Interest Period, their Eurodollar Advances to which such Eurodollar Interest Period applies;

The Servicing Bank shall forthwith give notice thereof to Gannett and the Banks, whereupon until the Servicing Bank notifies Gannett that the circumstances giving rise to such suspension no longer exist (A) the obligations of the Banks to make Eurodollar Advances shall be suspended and
(B) Gannett shall prepay in full, without premium or penalty, the then outstanding principal and interest of each Eurodollar Advance. Gannett shall concurrently with prepaying each Eurodollar Advance pursuant to this
Section 4(d), draw a Domestic Borrowing in equal principal amount from such Bank, and such Bank shall make such Domestic Borrowing notwithstanding any provision herein to the contrary.

               4(e).   Illegality.  If, after the date of this Agreement, the
introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency, charged with the interpretation or administration thereof or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Advances and such Bank shall so notify the Servicing Bank, the Servicing
Bank shall forthwith give notice thereof to the other Banks and Gannett. Before giving any such notice to the Servicing Bank pursuant to this Section, such Bank shall designate a different Eurodollar Lending office if such designation will avoid the need for giving such notice and will not be otherwise disadvantageous to such Bank. Upon receipt of such notice
Gannett shall prepay in full, without premium or penalty, the then outstanding principal amount of each Eurodollar Borrowing of such Bank, together with accrued interest thereon, on either (A) the last day of the then current Eurodollar Interest Period applicable to such Eurodollar
Advance if such Bank may lawfully continue to maintain and fund such Eurodollar Advance to such day or (B) immediately if such Bank may not lawfully continue to fund and maintain such Eurodollar Advance to such day.


          SECTION 5.   Representations and Warranties of Gannett.

          Gannett represents and warrants that:

               5(a).   Gannett and each of its Subsidiaries are corporations
duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each is duly qualified to do business as a foreign corporation and is in good standing in all states in which it owns substantial properties or in which it conducts a substantial business and its activities make such qualifications necessary in order that the business activities or financial conditions of Gannett and its Subsidiaries, taken as a whole, are not Materially adversely affected.

               5(b).   Gannett has furnished to each of the Banks copies of its
Annual Report for 1992, containing copies of its consolidated balance sheet as of December 27, 1992 and the related statements of consolidated income and changes in shareholders' equity and cash flows for 1992, all reported on by Price Waterhouse, independent public accountants and copies of its Quarterly Report on Form 10-Q for the period ending September 26, 1993. The financial statements contained in such Annual and Quarterly Reports
(including the related notes) fairly present Gannett's consolidated financial condition as of their respective dates and the consolidated results of the operations of Gannett and its Subsidiaries for the periods then ended, and have been prepared in accordance with generally accepted accounting principles. Gannett and its Subsidiaries have no Material liabilities as of September 26, 1993 not reflected in the consolidated balance sheet as of September 26, 1993 or the related notes as of said date, and from that date to the Effective Date there has been no Material change in the business or financial condition of Gannett and its Subsidiaries taken as a whole.

               5(c).   As of the Effective Date, Gannett and its Subsidiaries
owned absolutely, free and clear of all liens or encumbrances, all of the real or personal property reflected in the consolidated balance sheet dated as of September 26, 1993 referred to in Section 5(b) and all other property acquired by them, respectively after September 26, 1993 except such property as has been disposed of in the ordinary course of business, and except for (i) easements, restrictions, exceptions, reservations or defects which, in the aggregate, do not materially interfere with the continued use of such property or materially affect the value thereof to Gannett or its Subsidiaries, (ii) liens, if any, for current taxes not delinquent, and (iii) mortgages, pledges, encumbrances, liens or charges reflected on such consolidated balance sheet or not otherwise prohibited by Section 9(a). As of the Effective Date Gannett and its Subsidiaries enjoy peaceful and undisturbed possession of their properties which are held under lease and all such leases are in good standing and valid and binding obligations of the lessors in full force and effect, except for exceptions, reservations or defects which in the aggregate do not materially interfere with the continued use of such property or materially affect the value thereof to Gannett or its Subsidiaries.

               5(d).   Except as indicated in the opinion of counsel delivered
pursuant to Section 7(b) (as supplemented from time to time by the reports required pursuant to Section 8(e) hereof) there are no actions, suits, or proceedings pending or, to Gannett's knowledge, threatened against or affecting it or any Subsidiary in or before any court or foreign or domestic governmental instrumentality, and neither Gannett nor any Subsidiary is in default in respect of any order of any such court or instrumentality which, in Gannett's opinion, are Material.

               5(e).   Neither the execution and delivery of this Agreement, the
consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof will conflict with or result in a breach of any of the provisions of Gannett's restated certificate of incorporation, as amended, or by-laws, as amended, or any law or regulation, or any order of any court or governmental instrumentality, or any agreement or instrument by which Gannett is bound, or constitute a default thereunder, or result in the imposition of any lien not permitted under this Agreement upon any of Gannett's property.

               5(f).   To the best of Gannett's knowledge, Gannett and its
Subsidiaries have filed all tax returns which are required to be filed by any jurisdiction, and have paid all taxes which have become due pursuant to said returns or pursuant to any assessments against it or its Subsidiaries except to the extent only that such taxes are not material or are being contested in good faith by appropriate proceedings.

               5(g).   The execution and delivery of this Agreement and the
making of all Borrowings permitted by the provisions hereof have been duly authorized by all necessary corporate action on the part of Gannett; this Agreement has been duly and validly executed and delivered by Gannett and constitutes Gannett's valid and legally binding agreement enforceable in accordance with its terms; and the Borrowings when made, will constitute valid and binding obligations of Gannett enforceable in accordance with the terms of this Agreement except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws, judicial decisions or principles of equity relating to or affecting the enforcement of creditors rights or contractual obligations generally.

               5(h).   Environmental Matters.  In the ordinary course of its
business, Gannett becomes aware from time to time of the effect of Environmental Laws on its business, operations and properties and the business, operations and properties of its Subsidiaries, and it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties then owned or operated by Gannett or its Subsidiaries, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted at such properties, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of these evaluations, Gannett has reasonably concluded that Environmental Laws are unlikely to have a Material adverse effect on the business, financial condition, results of operations or prospects of Gannett and its Subsidiaries, considered as a whole.

          SECTION 6.  Representations, Warranties and Covenants of the Banks.

               Each Bank severally represents and warrants that: (i) the execution and delivery of this Agreement and the extending of all Borrowings permitted by the provisions hereof have been duly authorized by all corporate action on its part and will not conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, or of any law or any regulation or order of any governmental instrumentality or of any material agreement or instrument by which it is bound or constitute a default thereunder, and (ii) this Agreement has been duly and validly executed and delivered by such Bank and constitutes the valid and legally binding agreement of such Bank enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws, judicial decisions or principles of equity relating to or affecting the enforcement of creditors' rights or contractual obligations generally.

          SECTION 7. Conditions of Lending. The obligation of each Bank to make loans hereunder is subject to the accuracy, as of the date hereof, of the representations and warranties herein contained; and to the satisfaction of the following further conditions:

              7(a). On the date of each Borrowing (i) no Event of Default and no noncompliance with any covenant contained in Section 9 hereof or Section
8(a) shall have occurred and be continuing and (ii) the representations and warranties contained in Sections 5(a), 5(e), 5(g) and 5(h) shall be true and correct in all Material respects on and as of such date;

               7(b). On or prior to the date of the first Borrowing hereunder, there shall have been delivered to each Bank an opinion from Nixon, Hargrave, Devans and Doyle, counsel to Gannett, in substantially the form of Exhibit B hereto. In rendering the foregoing opinion, such counsel may rely upon certificates of officers of Gannett and its Subsidiaries as to (i) the nature and location of the property of Gannett and of its Subsidiaries, (ii) agreements and instruments to which Gannett and/or its Subsidiaries are a party, and (iii) the conduct of the business of Gannett and its Subsidiaries.

               7(c). On or prior to the date of the first Borrowing hereunder, there shall have been delivered to each Bank a certificate of the Secretary or an Assistant Secretary of Gannett certifying, as of the date of the Agreement, to resolutions duly adopted by the Board of Directors of Gannett or a duly authorized committee thereof authorizing Gannett's execution and delivery of this Agreement and the making of the Borrowings.


          SECTION 8.  Affirmative Covenants.

               Gannett covenants that, so long as it may borrow hereunder and until payment in full of all Borrowings, it will:

               8(a). Punctually pay or cause to be paid the principal and interest due in respect of the Borrowings according to the terms hereof and the Facility Fee provided in Section 2(a) hereof.

               8(b). Furnish to the Banks:

                       (i) within 60 days after the end of each of the first three quarterly periods in each fiscal year, its consolidated statements of income for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarterly period and its consolidated balance sheet at the end of that period, all in reasonable detail, subject, however, to year-end audit adjustments, together with a certificate of compliance and no default in substantially the form of Exhibit C hereto certified by an appropriate financial officer of Gannett;

                       (ii) within 120 days after and as of the close of each fiscal year, Gannett's Annual Report to shareholders for such fiscal year, containing copies of its consolidated income statement, consolidated balance sheet and changes in shareholders' equity and cash flows for such fiscal year accompanied by a report by Price Waterhouse or some other accounting firm of national reputation selected by Gannett, based on their examination of such financial statements, which examination shall have been conducted in accordance with generally accepted auditing standards and which report shall indicate that the financial statements have been prepared in accordance with generally accepted accounting principles, together with a certificate of compliance and no default in substantially the form of Exhibit C, hereto certified by an appropriate financial officer of Gannett.

                     (iii) promptly upon their becoming available, copies of all regular and periodic financial reports, if any, which Gannett or any of its Subsidiaries shall file with the Securities and Exchange Commission or with any securities exchange.

                       (iv)promptly upon their becoming available, copies of all
               prospectuses of Gannett and all reports, proxy statements and financial statements mailed by Gannett to its shareholders generally; and

                       (v) such other information respecting the financial condition and affairs of Gannett and its subsidiaries as any of the Banks may from time to time reasonably request.

               The financial statements of Gannett and its Subsidiaries hereafter delivered to the Banks pursuant to this Section 8(b) will fairly set forth the financial condition of Gannett and its Subsidiaries as of the dates thereof, and the results of Gannett's and its Subsidiaries' operations for the respective periods stated therein, all in accordance with generally accepted accounting principles.

               8(c).Duly pay and discharge all (i) material obligations when due and (ii) taxes, assessments and governmental charges of which Gannett has knowledge assessed against it or against its properties prior to the date on which penalties are attached thereto, unless and only to the extent that such obligations, taxes, assessments or charters are not material or shall be contested in good faith by appropriate proceedings initiated by Gannett.

               8(d). Permit and cause its Subsidiaries to permit any Bank, upon reasonable request, to inspect at all reasonable times its and its Subsidiaries, properties, operations and books of account.

               8(e). Notify the Servicing Bank promptly in writing in the event that any proceeding is instituted or threatened against it or any Subsidiary of which Gannett has knowledge and which in its opinion is Material.


          SECTION 9.  Negative Covenants.

               Gannett covenants that, so long as it may borrow hereunder and until payment in full of all Borrowings, it will not, without prior written consent of the Required Banks:

               9(a). Allow any lien to exist on any of its or its Subsidiaries' assets, without making provision satisfactory to the Banks whereby the Banks obtain an equal and ratable or prior lien as security for the payment of the Borrowings; or transfer any of its assets for the purpose of subjecting them to the payment of obligations prior in payment to any of its general creditors; or allow any liability of, or claims, or demands against it, or any of its Subsidiaries, to exist for more than 30 days if the liability, claim or demand might by law be given any priority over those of its general creditors; provided, however, that none of the above shall prohibit Gannett or any Subsidiary from creating or allowing any of the following to exist:

                       (i)    liens of any type other than those described in
               Section 9(a)(v), incurred after the date hereof covering any of Gannett's or its Subsidiaries' properties provided that the total principal amount of indebtedness of Gannett and its Subsidiaries (on a consolidated basis) secured by all such liens permitted under this Section 9(a)(i) at any time outstanding shall not exceed 50% of Net Property, Plant and Equipment;

                       (ii) leases of all types, whether or not such leases constitute leasebacks of property sold or transferred by Gannett or any Subsidiary;

                       (iii) pledges and deposits securing the payment of workmen's compensation or insurance premiums, good-faith deposits in connection with tenders, contracts (other than contracts for the payment of borrowed money) or leases, deposits to secure surety or appeal bonds, liens, pledges or deposits in connection with contracts made with or at the request of the United States Government or any agency thereof, or pledges or deposits for similar purposes made in the ordinary course of business;

                       (iv) liens securing taxes, assessments or governmental or other charges or claims for labor, materials or supplies which are not delinquent or which are being contested in good faith by appropriate proceedings and liens, restrictions, easements, licenses on the use of property or minor irregularities in the title thereof, which do not, in Gannett's opinion, in the aggregate materially impair their use in Gannett's and its Subsidiaries' business; and

                       (v) liens on the assets of any corporation which becomes a Subsidiary of Gannett after the date of this Agreement to the extent that such liens existed prior to the date of acquisition of such corporation by Gannett.

               9(b).   Merge, consolidate, sell, lease, transfer or otherwise
dispose of all or substantially all of its assets or permit any of its Subsidiaries to merge, consolidate, sell, lease, transfer or otherwise dispose of all or substantially all of its assets, unless immediately after giving effect to such transaction, Gannett shall be the survivor corporation and shall be in compliance with Sections 9(a), 9(c) and 9(d) hereof.

               9(c). Permit Gannett's Total Shareholders' Equity at any time to be less than $1,200,000,000.

               9(d).   Permit Gannett's "consolidated net earnings available for
interest charges," aggregated for the four fiscal quarters immediately preceding the date of determination, at any time to be less than 200% of the "adjusted consolidated total interest expense." "Consolidated net earnings available for interest charges" shall mean Gannett's consolidated net income for the four fiscal quarters, excluding extraordinary income or loss, plus the sum of all Federal and state income taxes, and total interest charges, including amortization of debt discount or premium and interest charges attributable to capitalized leases, but only to the extent that such charges exceed $10,000,000 for the four-quarter period. "Adjusted consolidated total interest expense" shall mean Gannett's total interest expense plus amortization of debt discount for the four fiscal quarters, plus interest charges in excess of $10,000,000 attributable to capitalized leases for the four-quarter period. For purposes of this Section 9(d), Gannett's consolidated financial statements shall not include any Subsidiary which has defaulted in the payment of principal or interest on $50,000,000 or more of the Subsidiary's obligations for borrowed money if such default has resulted in acceleration of the obligation.

          SECTION 10.  Events of Default.

               10(a).  The following are Events of Default:

                       (i) Gannett shall default in the payment of principal of or interest on any Borrowings when due and such default shall have continued for a period of 15 Business Days;

                      (ii) Gannett shall (A) default in any payment of principal or of interest on any other obligation for borrowed money in excess of $25,000,000 beyond any grace period provided with respect thereto, or (B) default in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default is to cause such obligation to be accelerated or become due prior to its stated maturity;

                       (iii) Any representation or warranty herein made by Gannett, or any certificate or financial statement furnished by Gannett pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and Gannett shall fail to take corrective measures satisfactory to the Required Banks within 30 days after notice thereof to Gannett from any Bank.

                       (iv) Gannett shall default in the performance of any other covenant, condition or provision hereof and such default shall not be remedied to the satisfaction of the Required Banks within a period of 30 days after notice thereof to Gannett from any Bank or by Gannett to the Servicing Bank. Gannett shall promptly notify the Servicing Bank upon discovery of the existence of a default in the performance of a covenant, condition or provision referred to in this Section 10(a)(iv) and
               Section 10(a)(iii).

                       (v) Gannett or any Subsidiary with more than $100,000,000 in revenue in the preceding fiscal year (other than Gannett Satellite Information Network, Inc.) shall (A) apply for or consent to the appointment of a receiver, trustee, or liquidator of Gannett, (B) make a general assignment for the benefit of creditors, or (C) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against Gannett in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken by Gannett for the purpose of affecting any of the foregoing; or

                       (vi) An order, judgment or decree shall be entered, without the application, approval or consent of Gannett, by any court of competent jurisdiction, approving a petition seeking reorganization of Gannett or appointing a receiver, trustee or liquidator of Gannett or of all or a substantial part of the assets of Gannett, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

               10(b).  If an Event of Default shall occur and be continuing:

                    (i) Under Sections 10(a)(i) and 10(a)(ii), any Bank shall be entitled by notice to Gannett to elect to be relieved of its obligation to make further loans hereunder, and the holders of not less than 66-2/3% of the unpaid principal amount of Borrowings then outstanding hereunder shall be entitled by notice to Gannett to declare all Advances then outstanding hereunder and interest accrued thereon and all liabilities of Gannett hereunder to be forthwith due and payable;

                    (ii) Under Sections 10(a)(iii) and 10(a)(iv):(A) the holders of not less than 66-2/3% of the unpaid principal amount of the Borrowings then outstanding hereunder shall be entitled by notice to Gannett to declare all Borrowings then outstanding hereunder and interest accrued thereon and all liabilities of Gannett hereunder to be forthwith due and payable, and (B) the holders of not less than 66-2/3% of the Commitments and, if there are any Borrowings then outstanding, the holders of 66-2/3% of the unpaid principal amount of the Borrowings shall be entitled by notice to Gannett to relieve the Banks of their obligations to make further Revolving Credit Loans hereunder;
               or

                   (iii) Under Sections 10(a)(v) and 10(a)(vi), no Bank shall be under further obligation to make Revolving Credit Loans and all Borrowings then outstanding hereunder and interest accrued thereon and all liabilities of Gannett hereunder to each Bank shall become forthwith due and payable without presentment, demand, protest or notice of any kind, all which are hereby expressly waived.

               Any Bank giving any notice to Gannett under this Section 10 shall simultaneously give like notice to all of the other Banks and to the Servicing Bank.


          SECTION 11.  Amendments.

               Any provision of this Agreement may from time to time be modified, waived or amended with the written consent of Gannett and the Banks which are holders of 66-2/3% of the Commitments and, if there are any Borrowings then outstanding, the holders of 66-2/3% of the unpaid principal amount of the Borrowings; provided, that no such modification, waiver, or amendment may be made which will (i) reduce or increase the amount or alter the term of the Commitment of, or the Facility Fee payable to, any Bank hereunder other than as permitted by Sections 2(b), 2(c), 3(d) and Section 4 hereof, without the written consent of Gannett and of all the Banks, (ii) extend the time for payment of principal of any Borrowing or change the rate of interest on any Borrowing, or otherwise affect the terms of payment of such principal or interest, without the prior written consent of Gannett and the makers of all Advances comprising such Borrowings, (iii) modify, waive or amend any provision of this Section 11 or Section 7, without the written consent of Gannett and the Banks which are holders of 100% of the Commitments and, if there are any Borrowings then outstanding, the holders of 100% of the unpaid principal amount of the Advances or (iv) change the percentage specified in the definition of Required Banks, the definition of Applicable Margin or other percentages specified hereunder as to consents, votes or waivers by the Banks without the prior written consent of Gannett and all of the Banks.

          SECTION 12.  Servicing Bank.

               12(a). By signing this Agreement the Servicing Bank as a Bank agrees to perform as provided in this Section 12. The Servicing Bank agrees to accept for transmission and shall promptly transmit to all of the Banks any notice, statement, report or communication received from any Bank with the request to forward the same to Gannett. Likewise, the Servicing Bank agrees to accept for transmission and shall transmit promptly to the Banks any funding notice or other notice or information received from Gannett with a request to forward same to the Banks. The Servicing Bank shall have no liability or responsibility for, nor shall it be deemed to make any representation with respect to, the completeness, accuracy or contents of any notice, statement, report or communication transmitted pursuant to this
Section 12(a).

               12(b). The Servicing Bank agrees to act for and on behalf of the Banks in receiving funds from each Bank for disbursement to Gannett and in receiving payments from Gannett for transmission to the Banks; provided, however, that in so acting the Servicing Bank shall not be authorized, nor shall it be deemed, either to waive or compromise the rights of any Bank under this Agreement or to accept or approve, on behalf of any Bank, any act by Gannett as performance under this Agreement. Any such payment of principal of or interest on the Borrowings, or of the Facility Fee, or any other payment received from Gannett shall be transmitted forthwith upon collection by the Servicing Bank to the Banks in immediately available funds, in accordance with Gannett's written instructions. The Servicing Bank shall not be liable or accountable to any Bank for delays or failures in transmission of payments, instruments, notices or other communications received by it for transmission to any party, except for delays or failures caused by the Servicing Bank's bad faith, willful misconduct or gross negligence.

               12(c). The Servicing Bank shall be protected in acting upon any document believed by it to be genuine and to have been signed or sent by a proper person or persons. Any communication from the Servicing Bank to Gannett or any Bank may be sent or given as provided in Section 13(e) hereof.

               12(d). The Servicing Bank may resign at anytime by giving 30 days prior notice to the Banks and Gannett. The Servicing Bank shall resign upon 30 days prior written demand for its resignation delivered by Gannett to the Servicing Bank and the Banks. Such resignation shall take effect at the end of the 30 day period or earlier if Gannett appoints a successor with the approval of the Required Banks, which approval shall not be unreasonably withheld, conditioned or delayed.

               12(e). The Servicing Bank shall maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Advances made by each of the Banks and each repayment in respect of the principal amount of the Advances of each Bank. Any such recordation shall be conclusive, absent manifest error.

               12(f). Each Bank will record on its internal records the amount of each Advance made by it and each payment in respect thereof. Failure to make any such recordation, or any error in such recordation, shall not affect Gannett's obligations in respect of such Borrowing. Any such recordation shall be conclusive, absent manifest error.


          SECTION 13.  Miscellaneous.

               13(a). No delay or failure of Gannett, any Bank, or the holder of any Borrowing in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Gannett and the Banks hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement must be specifically set forth in writing.

               13(b). Nothing in this Agreement shall be deemed a waiver or prohibition of any Bank's right of banker's lien or set-off against Gannett or of Gannett's right of set-off or counterclaim against any Bank, and no set-off by Gannett against any Bank shall be deemed to be a prepayment of any Advances made by that Bank for the purposes of Section 4 hereof.

               13(c). Any Bank that shall make recovery against Gannett through the exercise of any banker's lien, right of counterclaim or set-off of the amount of any Borrowing or obligation of Gannett, shall apply such recovery solely to the repayment of Advances made under this Agreement, and shall purchase a ratable proportion of the Advances held by other Banks so that all such recoveries shall be shared pro rata on the basis of each Bank's ownership interest in the outstanding Borrowings.

               13(d). All representations, warranties, covenants and agreements of Gannett and the Banks contained herein or made in writing in connection herewith, shall survive the execution and delivery of this Agreement, and the making of Revolving Credit Loans hereunder.

               13(e). Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be deemed to have been duly given and made either by letter or telecopy. In the case of a letter, such notice shall be deemed to have been duly given upon delivery or three days after deposit in the mail if sent by registered first class mail, postage prepaid and, in the case of a telecopy, such notice shall be deemed to have been duly given when a telecopy is sent. Any such notice, request, demand or communication shall be delivered addressed as follows:

                       (i) if to the Servicing Bank, at its address or telecopy number set forth on Schedule 1 hereof;

                      (ii) if to another Bank, at its address or telecopy number set forth on Schedule 1 hereof;

                       (iii) if to Gannett at its principal office, 1100 Wilson Blvd., Arlington, VA 22234 (or telecopy number (703) 558-4638) (Attention: Senior Vice President, Financial Services and Treasurer, and Vice President/Treasury Services).

               13(f). Gannett will pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement or any amendment, consent or waiver requested by Gannett (including the reasonable fees and out-of-pocket expenses of special counsel to the Banks). In addition, Gannett will pay reasonable costs and expenses
(including attorneys' fees), if any, in connection with the enforcement or collection of this Agreement and the Borrowings and arising after the occurrence of any event which with notice or lapse of time would constitute an Event of Default, unless such occurrence is cured by Gannett within any applicable grace period or such reimbursement is not required by the terms of any waiver granted by the Banks in respect of such occurrence; provided, however, that (i) Gannett shall have no such obligation for costs and expenses if Gannett prevails or successfully defeats any enforcement or collection proceedings; and (ii) if, by final adjudication in any proceeding not involving Gannett's bankruptcy, reorganization or insolvency, the Banks receive less relief than claimed, Gannett's obligation for costs and expenses shall be limited proportionate to the relief granted to the Banks.
If Gannett is required to commence proceedings against any Bank to enforce its Commitment, the Bank will pay Gannett's reasonable costs and expenses (including attorneys' fees) if Gannett succeeds, or a share of such reasonable costs and expenses proportionate to Gannett's recovery if Gannett is only partially successful. In addition, Gannett will pay any and all stamp and other taxes (excluding income taxes now applicable or which may be levied in lieu of stamp or other taxes), and to save each holder of each Advance harmless from any and all liabilities with respect to or resulting from any delay or omission on the part of Gannett to pay such taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or the making of any of the Borrowings. The obligations of Gannett under this Section 13(f) shall survive the payment of the Borrowings.

               13(g). THIS AGREEMENT AND THE BORROWINGS SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES
SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

               13(h). This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

               13(i). This Agreement may not be assigned by Gannett without the consent of the Banks which are the holders of 100% of the Commitments and, if there are any Borrowings then outstanding, the holders of 100% of the unpaid principal amount of the Borrowings. This Agreement may not be assigned by any Bank, except in whole or part to any other Bank party hereto or with the prior written consent of Gannett in its sole discretion. In the event that any Bank shall so assign all or part of its Commitment to another Bank, and/or any Advances made by it hereunder (which individual Advances may only be assigned in full), the assignor Bank and the assignee Bank shall, on or before the next Business Day after such assignment shall become effective, deliver a notice to Gannett signed by each of such Banks specifying the relevant details of such assignment and, if appropriate, requesting that the Commitments of the respective Banks be automatically adjusted to reflect such assignment. Notwithstanding the foregoing, no Bank shall be permitted to grant participations in all or any portion of its Commitment or any Advances made by it.

               13(j). This Agreement shall be binding upon and inure to the benefit of the Banks and their respective successors and assigns, and Gannett and its successors and assigns.

               13(k). No provision of this Agreement is intended to or should be construed as preventing Gannett from entering into loan agreements of any kind or nature with any or all of the Banks or any other financial institution as Gannett may select, the terms and conditions of which shall be wholly separate and apart from the terms of this Agreement.

               13(l). This Agreement, together with the $1,000,000,000 Revolving Credit Agreement of even date herewith between Gannett and each of the banks parties thereto, replaces in its entirety the Loan Agreement made as of December 1, 1990 between Gannett and certain banks, as amended, which Agreement and the commitments thereunder shall be deemed terminated by the Banks parties thereto and Gannett without further notice upon the Effective Date.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                           GANNETT CO., INC.


                                           By     s/  Gracia C. Martore
                                               Name:  Gracia C. Martore
                                               Title: Vice President/
                                                       Treasury Services

                                           CHEMICAL BANK

                                           By     s/  Laura S. Tingley
                                               Name:  Laura S. Tingley
                                               Title: Vice President

                                           FIRST INTERSTATE BANK OF CALIFORNIA

                                           By     s/  Clark Wilson
                                               Name:  Clark Wilson
                                               Title: Vice President


                                           MARINE MIDLAND BANK

                                           By     s/  Paul Willsey
                                               Name:  Paul Willsey
                                               Title: Administrative Vice
                                                       President

                                           MORGAN GUARANTY TRUST COMPANY

                                           By     s/  Michael Y. Leder
                                               Name:  Michael Y. Leder
                                               Title: Vice President



                                           J.P. MORGAN DELAWARE

                                           By     s/  David J. Morris
                                               Name:  David J. Morris
                                               Title: Vice President


                                           NATIONSBANK OF NORTH CAROLINA, N.A.

                                           By     s/  Lawrence Saunders
                                               Name:  Lawrence Saunders
                                               Title: Vice President


                                           TORONTO DOMINION (TEXAS), INC.

                                           By     s/  Lisa Allison
                                               Name:  Lisa Allison
                                               Title: Manager/Credit
			                                                    Administration

                                           THE FIRST NATIONAL BANK OF CHICAGO

                                           By     s/  Ted Wozniak
                                               Name:  Ted Wozniak
                                               Title: Vice President


                                           BANK OF AMERICA, N.T. & S.A.

                                           By     s/  Nancy L. Sun
                                               Name:  Nancy L. Sun
                                               Title: Vice President


                                           BANK OF HAWAII

                                           By     s/  Curtis W. Chinn
                                               Name:  Curtis W. Chinn
                                               Title: Vice President


                                           THE BANK OF NOVA SCOTIA

                                           By     s/  James N. Tryforos
                                               Name:  James N. Tryforos
                                               Title: Authorized Signatory

                                           CRESTAR BANK

                                           By     s/  Michael A. Hart
                                               Name:  Michael A. Hart
                                               Title: Senior Vice President


                                           NBD BANK, N.A.

                                           By     s/  L. E. Schuster
                                               Name:  L. E. Schuster
                                               Title: Vice President


                                           ROYAL BANK OF CANADA

                                           By     s/  Peter D. Steffen
                                               Name:  Peter D. Steffen
                                               Title: Senior Manager


                                            SOCIETE GENERALE

                                           By     s/  Pascale Hainline
                                               Name:  Pascale Hainline
                                               Title: Vice President


                                           CITIBANK, N.A.

                                           By     s/  Thomas D. Stott
                                               Name:  Thomas D. Stott
                                               Title: Vice President


                                           CREDIT LYONNAIS

                                           By    s/   Silvana Burdick
                                               Name:  Silvana Burdick
                                               Title: Authorized Signatory


                                           THE SANWA BANK, LIMITED

                                           By     s/  Peter J. Pawlak
                                               Name:  Peter J. Pawlak
                                               Title: Vice President and
                                                       Senior Manager

                                           THE WACHOVIA BANK OF GEORGIA, N.A.

                                           By     s/  Tina P. Hayes
                                               Name:  Tina P. Hayes
                                               Title: Assistant Vice President


                                           CHASE MANHATTAN BANK, N.A.

                                           By     s/  Diana Lauria
                                               Name:  Diana Lauria
                                               Title: Vice President


                                           THE FIRST NATIONAL BANK OF MARYLAND

                                           By     s/  Susan E. Pritchett
                                               Name:  Susan E. Pritchett
                                               Title: Vice President


                                           THE FUJI BANK, LIMITED

                                           By     s/  Takashi Nagao
                                               Name:  Takashi Nagao
                                               Title: Vice President and
                                                       Manager


                                           THE NORTHERN TRUST COMPANY

                                           By     s/  David L. Love
                                               Name:  David L. Love
                                               Title: Commercial Banking Officer

                                                                   SCHEDULE 1



                                     COMMITMENTS OF THE BANKS



NAME, ADDRESS AND TELEPHONE                               COMMITMENT AMOUNT
NUMBER OF BANK

Chemical Bank                                                    $33,333,333
270 Park Avenue
New York, NY 10017
Telecopy:    212-270-2112

First Interstate Bank of California                              $33,333,333
885 Third Avenue
New York, NY  10022-4802
Telecopy:    212-593-5238

Marine Midland Bank                                              $33,333,333
One Marine Midland Plaza
Rochester, New York  14639
Telecopy:   716-238-7140

Morgan Guaranty Trust Company                                    $16,666,666
60 Wall Street, 22nd Floor
New York, NY  10260
Telecopy:    212-648-5018

J.P. Morgan Delaware                                             $16,666,667
902 North Market Street
Wilmington, DE  19801
Telecopy:  302-654-5336

NationsBank of North Carolina, N.A.                              $33,333,333
6610 Rockledge Drive, 1st Floor
Bethesda, MD  20817-1876
Telecopy:  301-571-0719

Toronto Dominion (Texas), Inc.                                   $33,333,333
909 Fannin, Suite 1700
Houston, TX  77010
Telecopy:   713-951-9921

     With a copy to:

     The Toronto-Dominion Bank
     31 West 52nd Street
     New York, NY  10019-6101
     Telecopy:  212-262-1926

The First  National  Bank                                        $28,333,333
  of Chicago
One First National Plaza
Mail Suite 0374
Chicago,  IL   60670-0083
Telecopy:    312-732-3885

Bank of America, N.T. & S. A.                                    $21,666,667
Attn:  Nina Lemmer
1850 Gateway Blvd.
Concord, CA  94520
Telecopy:  510-675-7531 or 7532

   With a copy to:

   Bank of America, N.T. & S.A.
   335 Madison Avenue
   New York, NY  10017
   Telecopy:  212-503-7173

Bank of Hawaii                                                   $21,666,667
130 Merchant Street, 20th Floor
Honolulu, HI  96813
Telecopy:    808-537-8301

The Bank of Nova  Scotia                                         $21,666,667
New York Agency
1 Liberty Plaza, 26th Floor
New York, NY  10006
Telecopy:  212-225-5090 or 5091

Crestar Bank                                                     $21,666,667
1445 New York Avenue, N.W.
Washington, DC  20005
Telecopy:  202-879-6137

NBD Bank, N.A.                                                   $21,666,667
611 Woodward
Detroit, MI  48226
Telecopy:   313-225-2649

Royal Bank of Canada                                             $21,666,667
c/o New York Branch
New York Operations Center
Pierrepont Plaza
300 Cadman Plaza West
Brooklyn, NY  11201-2701
Telecopy:    718-522-6292

Societe Generale                                                 $21,666,667
50 Rockefeller Plaza
New York, NY  10020
Telecopy:   212-581-8752

Citibank, N.A.                                                   $16,666,667
399 Park Avenue
New York, NY  10043
Telecopy:   212-793-6873

Credit Lyonnais                                                  $16,666,667
Cayman Island Branch
1301 Avenue of the Americas
New York, NY  10019
Telecopy:    212-459-3179

The Sanwa  Bank,  Limited                                        $16,666,667
Atlanta Agency
Georgia-Pacific Center
Suite 4750
133 Peachtree Street, N.E.
Atlanta, GA  30303
Telecopy:    404-589-1629

Wachovia Bank of Georgia, N.A.                                   $16,666,667
191 Peachtree Street, N.E.
Atlanta, GA  30303
Telecopy:    404-332-6898

Chase Manhattan Bank, N.A.                                       $13,333,333
One Chase Square
Corp. Industries Dept.
Tower 9
Rochester, NY  14643
Telecopy:    716-258-4258

The First National Bank of Maryland                              $13,333,333
1800 K Street, N.W., Suite 1010
Washington, DC  20006
Telecopy:  202-775-4838

The Fuji Bank, Limited                                           $13,333,333
2 World Trade Center, 79th Floor
New York, NY  10048
Telecopy:  212-912-0516

The Northern Trust Company                                       $13,333,333
50 South  LaSalle  Street - B11
Chicago, IL  60675
Telecopy:    312-444-3508

                           TOTAL                                $500,000,000

                                                                    EXHIBIT  A

                                   [FORM OF EXTENSION AGREEMENT]
                             EXTENSION NUMBER ____ OF CREDIT AGREEMENT

                                         Dated as of: ________________ __, 199_


       Reference is made to the Revolving Credit Agreement (as amended, modified, supplemented or extended from time to time, the "Credit Agreement") dated as of December 1, 1993 between GANNETT CO., INC. ("Gannett") and each of the banks parties thereto (each a "Bank" and collectively the "Banks"). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

       Gannett and each of the Banks parties hereto hereby agree that as of the date hereof (such date to be the Renewal Date): (i) the Expiration Date shall be extended from ______________ __, 199_ to _________ __, 199_; (ii)
the date set forth in the definition of "Expiration Date" shall be changed from _________ __, 199_ to _________ __, 199_ ; and (iii) as extended hereby, the Credit Agreement remains in full force and effect in accordance with its terms with respect to all of the parties to this Extension Agreement.

       This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall together constitute but one and the same original.

                                           GANNETT CO., INC.


                                           By ___________________________
                                                 Name:
                                                 Title:

CHEMICAL BANK



By  ________________________
       Name:
       Title:


FIRST INTERSTATE BANK OF CALIFORNIA



By  ________________________
       Name:
       Title:


MARINE MIDLAND BANK



By  ________________________
       Name:
       Title:


MORGAN GUARANTY TRUST COMPANY



By  ________________________
       Name:
       Title:


J.P. MORGAN DELAWARE



By  ________________________
       Name:
       Title:



NATIONSBANK OF NORTH CAROLINA, N.A.



By  ________________________
       Name:
       Title:


TORONTO DOMINION (TEXAS), INC.



By  ________________________
       Name:
       Title:

THE FIRST NATIONAL BANK OF CHICAGO



By  ________________________
       Name:
       Title:


BANK OF AMERICA, N.T. & S.A.



By  ________________________
       Name:
       Title:


BANK OF HAWAII



By  ________________________
       Name:
       Title:


THE BANK OF NOVA SCOTIA



By  ________________________
       Name:
       Title:


CRESTAR BANK



By  ________________________
       Name:
       Title:



NBD BANK, N.A.



By  ________________________
       Name:
       Title:


ROYAL BANK OF CANADA



By  ________________________
       Name:
       Title:


SOCIETE GENERALE



By  ________________________
       Name:
       Title:


CITIBANK, N.A.



By  ________________________
       Name:
       Title:


CREDIT LYONNAIS CAYMAN ISLAND BRANCH


By  ________________________
       Name:
       Title:



THE SANWA BANK, LIMITED



By  ________________________
       Name:
       Title:


WACHOVIA BANK OF GEORGIA, N.A.



By  ________________________
       Name:
       Title:


CHASE MANHATTAN BANK, N.A.



By  ________________________
       Name:
       Title:


THE FIRST NATIONAL BANK OF MARYLAND



By  ________________________
       Name:
       Title:


THE FUJI BANK, LIMITED



By  ________________________
       Name:
       Title:


THE NORTHERN TRUST COMPANY



By  ________________________
       Name:
       Title:

                                                                    EXHIBIT  B

                          [Letterhead of Nixon, Hargrave, Devans & Doyle]



                                                              December 1, 1993




To the Banks parties to the
Revolving Credit Agreement
dated as of December 1, 1993
between Gannett and the Banks

Ladies and Gentlemen:

         We are counsel to Gannett Co., Inc. ("Gannett"), and as such we are familiar with the Revolving Credit Agreement of even date herewith between each of you and Gannett (the "Credit Agreement") relating to Gannett's borrowing of up to $500,000,000. We are also familiar with Gannett's Restated Certificate of Incorporation, as amended, By-Laws, as amended, agreements and other documents and matters of law as we consider necessary for purposes of this opinion. Capitalized terms defined in the Credit Agreement are used herein with the respective meanings assigned to such terms in the Credit Agreement. Based upon the foregoing, we are of the opinion that:

         1. Gannett is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business as a foreign corporation, and Gannett is in good standing in all states in which it owns substantial properties or in which it conducts substantial business or in which qualification is necessary in order that the business or financial condition of Gannett and its Subsidiaries, taken as a whole, be not Materially adversely affected.

         2. There are no actions, suits or proceedings pending or, to our knowledge, threatened against or affecting Gannett or any of its Subsidiaries in or before any court or foreign or domestic government instrumentality, and neither Gannett nor any of its Subsidiaries are in default in respect of any order of any such court or governmental instrumentality which, in the opinion of Gannett, are Material.

         3. Neither the execution and delivery of the Agreement, the consummation of the transactions therein contemplated nor compliance with the terms and provisions thereof will conflict with or result in breach of any of the provisions of the Restated Certificate of Incorporation, as amended, or the By-Laws, as amended, of Gannett or, to our knowledge and based on reasonable inquiries made of corporate officers of any law or of any regulation or order of any court or governmental instrumentality or any material agreement or instrument by which Gannett is bound or constitute a default thereunder or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever not permitted under
Section 9(a) of the Agreement upon any of the property of Gannett.

         4. The execution and delivery of the Agreement and the making of all Borrowings contemplated or permitted by the provisions thereof have been duly authorized by all necessary corporate action on the part of Gannett;
and the Agreement has been duly and validly executed and delivered by Gannett. The Agreement constitutes a valid and legally binding agreement enforceable in accordance with its terms and the Borrowings when duly made, will constitute valid and legally binding obligations of Gannett enforceable in accordance with the terms thereof and of the Agreement, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws, judicial decisions or principles of equity relating to or affecting the enforcement of creditors' rights or contractual obligations generally.

         In rendering the foregoing opinion we have relied upon the certificates of officers of Gannett as to (i) the nature and location of the property of Gannett, (ii) agreements and instruments to which Gannett and/or its Subsidiaries is a party, and (iii) the existence of Material pending or threatened actions, suits or proceedings or orders of any court or governmental instrumentality.

                                           Very truly yours,

                                                                    EXHIBIT C

CERTIFICATE AS TO COMPLIANCE
PURSUANT TO SECTION 8 (b) OF
$500,000,000 REVOLVING CREDIT AGREEMENT


[Use for Quarterly report]     The undersigned, an officer of Gannett Co.,
                               Inc. ("Gannett"), has executed this
                               Certificate pursuant to Section 8(b)(i) of the Revolving Credit Agreement dated as of December 1, 1993 between Gannett and the
                               Banks parties thereto.  The undersigned
                               has reviewed Gannett's activities during the preceding fiscal quarter, which has consisted solely of a review of the unaudited consolidated financial statements of Gannett for said fiscal quarter.

[Use for annual report]        The undersigned, an officer of Gannett Co.,
                               Inc. ("Gannett") has executed this
                               Certificate pursuant to Section 8(b)(ii) of the Revolving Credit Agreement dated as of December 1, 1993 between Gannett and the
                               Banks parties thereto.  The undersigned
                               has reviewed the activities of Gannett and its Subsidiaries during the preceding fiscal year, which has consisted solely of a review of the audited consolidated financial statements of Gannett for said fiscal year.

The undersigned hereby CERTIFIES THAT, based upon the review described above and a review of the Revolving Credit Agreement, nothing came to his attention which caused him to believe that (i) Gannett has not fulfilled all of its obligations under the Revolving Credit Agreement or (ii) there has occurred an Event of Default as defined in said Agreement, or any condition, event or act, which with notice or lapse of time or both, would constitute an Event of Default, which has not been cured pursuant to the provisions of said Agreement.

                                           GANNETT CO., INC.



                                           By ______________________________
                                                Name:
                                                Title: